Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Beckman Coulter, Inc.

We consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated February 23, 2009, with respect to the consolidated balance sheets of Beckman Coulter, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008, annual report on Form 10-K of Beckman Coulter, Inc.

Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for defined benefit pension and other post retirement plans and quantifying errors in 2006 due to the adoption of new accounting pronouncements.

/s/ KPMG LLP

Irvine, California

November 6, 2009